      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1998

                                            REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                        AMERICAN RETIREMENT CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                     TENNESSEE                                             62-1674303
          (State or Other Jurisdiction of                               (I.R.S. Employer
           Incorporation or Organization)                            Identification Number)

                         111 WESTWOOD PLACE, SUITE 402
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 221-2250
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------

                                  W.E. SHERIFF
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         111 WESTWOOD PLACE, SUITE 402
                           BRENTWOOD, TENNESSEE 37027
                                 (615)221-2250
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------

                          COPIES OF COMMUNICATIONS TO:
                                T. ANDREW SMITH
                             BASS, BERRY & SIMS PLC
                             FIRST AMERICAN CENTER
                           NASHVILLE, TENNESSEE 37238
                                 (615) 742-6200
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, depending on market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                             ------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                  TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM AGGREGATE         AMOUNT OF REGISTRATION
               SECURITIES TO BE REGISTERED                         OFFERING PRICE(1)                     FEE(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share, Debt Securities
  Issuable in Series, and Preferred Stock Issuable in
  Series(3)...............................................           $350,000,000                       $103,250
============================================================================================================================

(1) In no event will the aggregate maximum offering price of all securities offered pursuant to this Registration Statement exceed $350,000,000 or, if any debt securities are issued with original discount, such greater amount as shall result in an aggregate offering price of $350,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) Determined pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3) An indeterminate number of shares of Common Stock as may be issued upon conversion of the Debt Securities or Preferred Stock registered hereby is also being registered hereunder.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 1, 1998

PROSPECTUS

                     (AMERICAN RETIREMENT CORPORATION LOGO)
                             ---------------------

     American Retirement Corporation, a Tennessee corporation (the "Company"), may offer from time to time, in one or more series (individually, an "Offering," and collectively, "Offerings"), its debt securities (the "Debt Securities"), shares of its preferred stock, no par value per share (the "Preferred Stock"), and/or shares of its common stock, $.01 par value per share (the "Common Stock"). The Debt Securities, Preferred Stock, and Common Stock are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of up to $350,000,000 and will be offered on terms to be determined at the time of each Offering.

     In the case of Debt Securities, the specific title, the aggregate principal amount, the ranking, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions, and any other specific term of the series of Debt Securities will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights, and any other specific term of the series of Preferred Stock will be set forth in an accompanying Prospectus Supplement. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in an accompanying Prospectus Supplement. Each Prospectus Supplement will also disclose whether the subject Securities will be listed on a national securities exchange and, if they are not to be listed, the possible effects thereof on their marketability.

     The Securities may be sold: (i) directly by the Company; (ii) through underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale will be set forth in such Prospectus Supplement.

     The Company's Common Stock and 5 3/4% Convertible Subordinated Debentures Due 2002 (the "Convertible Debentures") are traded on the New York Stock Exchange (the "NYSE") under the symbols "ACR" and "ACR 02," respectively. On May 28, 1998, the closing sale price of the Common Stock on the NYSE was $19.3125 per share.

     SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

       THE DATE OF THIS PROSPECTUS IS                            , 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement, or any other document referred to herein or therein are not necessarily complete. With respect to each such contract, agreement, or document, reference is made to such document for a more complete description, and each statement is deemed to be qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files proxy statements, reports, and other information with the Commission. The Registration Statement (with exhibits), as well as such proxy statements, reports, and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Northeast Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Midwest Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants, including the Company, that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock and Convertible Debentures are listed on the NYSE and proxy statements, reports, and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

          (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (ii) the Company's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1997, as filed with the Commission on February 17, 1998;

          (iii) the Company's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1997, as filed with the Commission on February 17, 1998;

          (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (v) the Company's Current Report on Form 8-K, dated May 29, 1998; and

          (vi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on May 22, 1997.

     Each document filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offerings shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission. Any statement contained herein, or in any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

     This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents that are not specifically incorporated by reference into such documents) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from George T. Hicks, Secretary, 111 Westwood Place, Suite 402, Brentwood, Tennessee 37027, telephone
(615) 221-2250.

                                  RISK FACTORS

     Prospective investors should consider carefully the following factors as well as the more detailed information contained in or incorporated by reference into this Prospectus and in any accompanying Prospectus Supplement before making a decision to invest in the Securities.

SUBSTANTIAL DEBT AND OPERATING LEASE PAYMENTS

     At March 31, 1998, the Company had long-term debt (including current portion) of approximately $239.8 million (including $138.0 million of Convertible Debentures), of which $77.0 million was payable to one lender, General Electric Capital Corporation ("GECC"), and was obligated to pay annual rental obligations of approximately $7.7 million under long-term operating leases. The Company has entered into non-binding letters of intent to establish operating lease facilities with Nationwide Health Properties, Inc. ("NHP") and National Health Investors, Inc. ("NHI"), both health care real estate investment trusts, pursuant to which NHP and NHI, at the Company's request and upon satisfaction of certain conditions, would develop, construct, or acquire up to $110.0 million and $74.7 million, respectively, of senior living communities and lease the communities to the Company (collectively, the "REIT Facilities"). Currently, the Company has been allocated $41.6 million and $4.7 million, respectively, in commitments under the REIT Facilities. The Company also maintains a $50.0 million revolving credit facility with GECC, a $4.0 million revolving credit facility with a bank, and a $5.0 million revolving credit facility with a bank that is available for land acquisitions. The Company currently intends to finance its growth through a combination of bank indebtedness, construction and mortgage financing, transactions with NHP and NHI or other real estate investment trusts, the remaining proceeds from the sale of the Convertible Debentures in September 1997, the net proceeds of the Offerings, and joint venture and other arrangements. As a result, a substantial portion of the Company's cash flow will be devoted to debt service and lease payments. As of March 31, 1998, the Company's existing debt and lease agreements required aggregate annual payments for the years ending December 31, 1998, 1999, 2000, 2001, and 2002, assuming no change in the Company's average interest cost (6.8% at March 31, 1998), ranging from approximately $23.9 million to $86.3 million (approximately $224.3 million for the year ended December 31, 2002 including the $138.0 million principal amount of the Convertible Debentures due in October
2002). The Company intends to continue to incur significant additional indebtedness and lease obligations and therefore expects its annual debt service and lease obligations over the next five fiscal years to be significantly greater than the amounts set forth in the preceding sentences. For the fiscal year ended December 31, 1997, the Company's net cash provided by operating activities, before giving effect to the payment of interest expense on the Company's outstanding indebtedness, was approximately $24.2 million. There can be no assurance that the Company will generate sufficient cash flows from operations to cover required interest, principal, and operating lease payments. Any payment or other default could cause the lender to foreclose upon the communities securing such indebtedness, or, in the case of an operating lease, could terminate the lease, with a consequent loss of income and asset value to the Company. Furthermore, because most of the Company's mortgages and sale-leaseback agreements contain cross-default provisions, a default by the Company on one of its payment obligations could adversely affect a significant number of the Company's other properties and, consequently, the Company's business, results of operations, and financial condition.

NEED FOR ADDITIONAL FINANCING; EXPOSURE TO RISING INTEREST RATES

     The Company's ability to sustain any operating losses and to otherwise meet its growth objectives will depend, in part, on its ability to obtain additional financing on acceptable terms from available financing sources. The Company maintains a line of credit that restricts the Company's ability to incur additional indebtedness. There can be no assurance that future debt instruments will not also include covenants restricting the Company's ability to incur additional debt. Moreover, raising additional funds through the issuance of equity securities could cause existing shareholders to experience dilution. There can be no assurance that the Company will be successful in securing additional financing or that adequate financing will be available and, if available, will be on terms that are acceptable to the Company. The Company's inability to obtain additional financing on acceptable terms could delay or eliminate some or all of the Company's growth plans.

     In addition, it is anticipated that the REIT Facilities will require operating lease payments that will be based on prevailing interest rates. Future indebtedness, from commercial banks or otherwise, and lease obligations are also expected to be based on interest rates prevailing at the time such debt and lease arrangements are obtained. Therefore, increases in prevailing interest rates could increase the Company's interest or lease payment obligations and could have a material adverse effect on the Company's business, financial condition, and results of operations.

NO ASSURANCE AS TO ABILITY TO MANAGE GROWTH

     The Company intends to continue to expand its operations through the development, construction, and acquisition of free-standing assisted living residences and through the acquisition of other types of senior living communities, as well as through the selective expansion of the Company's home health care services. The success of the Company's growth strategy will depend, in large part, on its ability to effectively operate any newly acquired or developed residences, communities, or home health care agencies, as to which there can be no assurance. The Company has limited experience developing and operating assisted living residences on a free-standing basis. The Company's growth plans will also place significant demands on the Company's management and operating personnel. The Company's ability to manage its future growth effectively will require it to improve its operational, financial, and management information systems and to continue to attract, retain, train, motivate, and manage key employees. If the Company is unable to manage its growth effectively, its business, results of operations, and financial condition will be adversely affected.

RISKS IN ACQUISITIONS OF COMMUNITIES AND COMPLEMENTARY BUSINESSES; DIFFICULTIES OF INTEGRATION

     The Company plans to make strategic acquisitions of senior living communities (which may include a variety of continuing care retirement communities ("CCRCs"), independent living, assisted living, and skilled nursing facilities), assisted living residences, home health care agencies, and other properties or businesses that are complementary to the Company's operations and growth strategy. The acquisition of existing communities or other businesses involves a number of risks. Existing communities available for acquisition frequently serve or target different markets than those presently served by the Company. The Company may also determine that renovations of acquired communities and changes in staff and operating management personnel are necessary to successfully integrate such communities or businesses into the Company's existing operations. The costs incurred to reposition or renovate newly acquired communities may not be recovered by the Company. In undertaking acquisitions, the Company also may be adversely impacted by unforeseen liabilities attributable to the prior operators of such communities or businesses, against whom the Company may have little or no recourse. The success of the Company's acquisition strategy will be determined by numerous factors, including the Company's ability to identify suitable acquisition candidates, the competition for such acquisitions, the purchase price, the requirement to make operational or structural changes and improvements, the financial performance of the communities or businesses after acquisition, the Company's ability to finance the acquisitions, and the Company's ability to integrate effectively any acquired communities or businesses into the Company's management, information, and operating systems. There can be no assurance that the Company's acquisition of senior living communities and complementary properties and businesses will be completed at the rate currently expected, if at all, or, if completed, that any acquired communities or businesses will be successfully integrated into the Company's operations.

NO ASSURANCE AS TO ABILITY TO DEVELOP ADDITIONAL ASSISTED LIVING RESIDENCES

     An integral component of the Company's growth strategy is to develop and operate assisted living residences. As part of its growth strategy, the Company is currently developing 36 assisted living residences, with an estimated aggregate capacity for approximately 3,500 residents, and is expanding or is planning to commence expansions at five of its existing senior living communities to add capacity to accommodate approximately 400 additional residents. The Company's ability to develop successfully assisted living residences will depend on a number of factors, including, but not limited to, the Company's ability to acquire suitable development sites at reasonable prices; the Company's success in obtaining necessary zoning, licensing, and other required governmental permits and authorizations; and the Company's ability to control construction costs and project completion schedules. In addition, the Company's development plans are subject to numerous factors over which it has little or no control, including competition for developable properties; shortages of labor or materials; changes in applicable laws or regulations or their enforcement; the failure of general contractors or subcontractors to perform under their contracts; strikes; and adverse weather conditions. As a result of these factors, there can be no assurance that the Company will not experience construction delays, that it will be successful in developing and constructing currently planned or additional assisted living residences, or that any developed assisted living residences will be economically successful. If the Company's development schedule is delayed, the Company's growth plans could be adversely affected. Additionally, the Company anticipates that the development and construction of additional assisted living residences will involve a substantial commitment of capital with little or no revenue associated with residences under development, the consequence of which could be an adverse impact on the Company's liquidity.

LOSSES FROM NEWLY DEVELOPED RESIDENCES AND ACQUISITIONS

     Although the Company was profitable in 1994, 1995, 1996, and 1997 (before giving effect to a non-recurring tax charge incurred in 1997 in connection with the reorganization of the Company's predecessor, American Retirement Communities, L.P. (the "Predecessor"), into the Company (the "Reorganization") and the extraordinary charge relating to the prepayment of indebtedness in December 1997), in view of its growth plan for development and acquisitions, there can be no assurance that the Company will continue to be profitable in any future period. Newly developed assisted living residences are expected to incur operating losses during a substantial portion of their first 12 months of operations, on average, until the residences achieve targeted occupancy levels. Newly acquired residences and communities may also incur losses pending their integration into the Company's operations. The Company may also incur operating losses as a result of the expansion of its existing home health care agencies and the establishment of additional home health care agencies in new markets.

RISKS OF DEVELOPMENT IN CONCENTRATED GEOGRAPHIC AREAS

     The Company's growth strategy involves the development of assisted living residences and the acquisition of senior living communities in concentrated geographic service areas. Accordingly, the Company's occupancy rates in existing, developed, or acquired communities may be adversely affected by a number of factors, including regional and local economic conditions, general real estate market conditions including the supply and proximity of senior living communities, competitive conditions, and applicable local laws and regulations.

DISCRETIONARY USE OF PROCEEDS

     The Company will have broad discretion as to the application of the net proceeds of the Offerings. The Company intends to use the net proceeds of the Offerings to fund future acquisitions of senior living communities and businesses engaged in activities similar or complementary to the Company's business, for the development and construction of assisted living residences and expansions at the Company's existing communities, and for general corporate purposes, including working capital. See "Use of Proceeds."

DEPENDENCE ON PRIVATE PAY RESIDENTS

     Approximately 89.4% of the Company's total revenues for the year ended December 31, 1997 and approximately 92.3% of the Company's total revenues for the three months ended March 31, 1998 were attributable to private pay sources. For the same periods, 10.6% and 7.7%, respectively, of the Company's revenues were attributable to reimbursement from third-party payors, including Medicare. The Company expects to continue to rely primarily on the ability of residents to pay for the Company's services from their own or familial financial resources. Inflation or other circumstances that adversely affect the ability of seniors to pay for the Company's services could have a material adverse effect on the Company's business, financial condition, and results of operations.

INCREASING COMPETITION

     The senior living and health care services industry is highly competitive, and the Company expects that all segments of the industry will become increasingly competitive in the future. The Company competes with other companies providing independent living, assisted living, skilled nursing, home health care, and other similar service and care alternatives. Although the Company believes there is a need for assisted living residences in the markets where the Company is operating and developing residences, the Company expects that competition will increase from existing competitors and new market entrants, some of whom may have substantially greater financial resources than the Company. In addition, some of the Company's competitors operate on a not-for-profit basis or as charitable organizations and have the ability to finance capital expenditures on a tax-exempt basis or through the receipt of charitable contributions, neither of which are readily available to the Company. Furthermore, if the development of new senior living communities (particularly given the rapid pace of development of new assisted living residences) outpaces the demand for such communities in the markets in which the Company has or is developing senior living communities, such markets may become saturated. An oversupply of such communities in the Company's markets could cause the Company to experience decreased occupancy, reduced operating margins, and lower profitability. Consequently, there can be no assurance that the Company will not encounter increased competition that would adversely affect its occupancy rates, pricing for services, and growth prospects.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the services of its executive officers, particularly the Company's Chairman and Chief Executive Officer, W.E. Sheriff, and the Company's President and Chief Operating Officer, Christopher J. Coates, for the management of the Company. Neither Mr. Sheriff, Mr. Coates, nor any of the Company's other executive officers has an employment agreement with the Company. The Company has a key employee life insurance policy in the amount of $2.0 million covering Mr. Sheriff. The loss by the Company of certain of its executive officers and the inability to attract and retain qualified management personnel could adversely affect the Company's business, financial condition, and results of operations.

RESIDENCE MANAGEMENT, STAFFING, AND LABOR COSTS

     The Company competes with other providers of senior living and health care services with respect to attracting and retaining qualified management personnel responsible for the day-to-day operations of each of the Company's communities and skilled technical personnel responsible for providing resident care. A shortage of nurses or trained personnel may require the Company to enhance its wage and benefits package in order to compete in the hiring and retention of such personnel or to hire more expensive temporary personnel. The Company will also be dependent on the available labor pool of semi-skilled and unskilled employees in each of the markets in which it operates. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in rates charged to residents. Any significant failure by the Company to attract and retain qualified management and staff personnel, to control its labor costs, or to pass on any increased labor costs to residents through rate increases could have a material adverse effect on the Company's business, financial condition, and results of operations.

CONTROL BY MANAGEMENT AND CERTAIN SHAREHOLDERS

     The Company's officers and directors and entities controlled by them, collectively, beneficially own approximately 39.5% of the outstanding shares of Common Stock. Accordingly, such persons have the ability, by voting their shares in concert, to influence the election of the Company's Board of Directors and the outcome of all other matters submitted to the Company's shareholders. Furthermore, such influence could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock.

GOVERNMENT REGULATION AND THE BURDENS OF COMPLIANCE

     Federal and state governments regulate various aspects of the Company's business. The development and operation of health care facilities and the provision of health care services are subject to federal, state, and local licensure, certification, and inspection laws that regulate, among other matters, the number of licensed beds, the provision of services, the distribution of pharmaceuticals, billing practices and policies, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters, and compliance with building and safety codes. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients, suspension or decertification from the Medicare programs, restrictions on the ability to acquire new facilities or expand existing facilities, and, in extreme cases, the revocation of a community's license or closure of a community. There can be no assurance that federal, state, or local governments will not impose additional restrictions on the Company's activities that could materially adversely affect the Company.

     The Balanced Budget Act ("BBA") of 1997, Public Law 105-33, included sweeping changes to Medicare and Medicaid, significantly reducing rates of increase for payments to home health agencies and skilled nursing facilities. Under the BBA, beginning in the year 2001, skilled nursing facilities will no longer be reimbursed under a cost based system. A prospective payment system under which facilities are reimbursed on a per diem basis will be phased in over the next three years. The BBA also requires the Secretary of Health and Human Services to establish and implement a prospective payment system for home health services for cost reporting periods beginning on and after October 1, 1999. The Company believes that the phase-in period will allow it to make timely operating adjustments appropriate under the new system, but does not know what effect these changes will have on skilled nursing and home health operations. Approximately 7.7% of the Company's total revenues for the three months ended March 31, 1998 and approximately 10.6%, 7.9%, and 8.8% of the Company's total revenues for the years ended December 31, 1997, 1996, and 1995, respectively, were attributable to Medicare, including Medicare-related private co-insurance.

     Many states, including several of the states in which the Company currently operates, control the supply of licensed skilled nursing beds and home health care agencies through certificate of need ("CON") programs. Presently, state approval is required for the construction of new health care communities, the addition of licensed beds, and certain capital expenditures at such communities, as well as the opening of a home health care agency. To the extent that a CON or other similar approval is required for the acquisition or construction of new facilities, the expansion of the number of licensed beds, services, or existing communities, or the opening of a home health care agency, the Company could be adversely affected by the failure or inability to obtain such approval, changes in the standards applicable for such approval, and possible delays and expenses associated with obtaining such approval. In addition, in most states the reduction of the number of licensed beds or the closure of a community requires the approval of the appropriate state regulatory agency and, if the Company were to seek to reduce the number of licensed beds at, or to close, a community, the Company could be adversely affected by a failure to obtain or a delay in obtaining such approval.

     Federal and state anti-remuneration laws, such as "anti-kickback" laws, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. Federal anti-kickback laws have been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral. Similar state laws vary, are sometimes vague, and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in the Medicare and Medicaid programs. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company.

     Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state, and local laws exist that also may require modifications to existing and planned communities to create access to the properties by disabled persons. Although the Company believes that its communities are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

POTENTIAL FOR ENVIRONMENTAL LIABILITY

     Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation, or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or lease such property or to borrow using such property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

LIABILITY AND INSURANCE

     The provision of personal and health care services entails an inherent risk of liability. In recent years, participants in the health care services industry have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs. Moreover, assisted living residences offer residents a greater degree of independence in their daily living than skilled nursing facilities. This increased level of independence may subject the resident and the Company to certain risks that would be reduced in more institutionalized settings. The Company currently maintains liability insurance in amounts it believes are sufficient to cover such claims based on the nature of the risks, its historical experience, and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance or claims not covered by the Company's insurance, such as claims for punitive damages, will not arise. A claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect upon the Company. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on acceptable economic terms.

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Board of Directors has the authority, without action by the shareholders, to issue up to 5,000,000 shares of preferred stock and to fix the rights and preferences of such shares. This authority, together with certain provisions of the Company's Charter (including provisions that implement staggered terms for directors, limit shareholder ability to call a shareholders' meeting or to remove directors, and require a supermajority vote to amend certain provisions of the Charter), may delay, deter, or prevent a change in control of the Company. In addition, as a Tennessee corporation, the Company is subject to the provisions of the Tennessee Business Combination Act and the Tennessee Greenmail Act, each of which may be deemed to have anti-takeover effects and may delay, deter, or prevent a takeover attempt that might be considered by the shareholders to be in their best interests. In the event of any Change in Control of the Company, each of the holders of the Convertible Debentures will have the right, at such holder's option and subject to certain conditions and restrictions, to require the Company to repurchase all or any part of such holder's Convertible

Debentures. The right to require the Company to repurchase Convertible Debentures may delay, deter, or prevent a change in control of the Company. See "Description of Capital Stock -- Certain Provisions of the Charter, Bylaws, and Tennessee Law."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock. Approximately 68.5% of the outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and may not be resold in the public markets unless registered under the Securities Act or pursuant to an exemption, such as the safe harbor provided by Rule 144. All of such restricted shares can be sold in the public market pursuant to Rule 144, subject to the volume and resale restrictions of such rule. In addition, certain holders of such restricted shares have certain contractual registration rights with respect thereto. See "Description of Capital Stock -- Registration Rights."

     Holders of the Convertible Debentures have the right to convert such Convertible Debentures into shares of Common Stock at the Conversion Price. If holders elect to convert all of the Convertible Debentures into shares of Common Stock, the Company would issue an additional 5,750,000 shares of Common Stock, all of which would be freely tradeable.

POSSIBLE PRICE VOLATILITY OF THE SECURITIES

     The market price of the Securities offered from time to time hereby could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Securities offered from time to time hereby, variations in the Company's operating results, and new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or the assisted living industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Securities.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus, any accompanying Prospectus Supplement, and the Company's filings under the Exchange Act contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, the discussions of the Company's operating and growth strategy, including its development plans and possible acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, the factors set forth under the caption "Risk Factors" in this Prospectus. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus, any accompanying Prospectus Supplement, or the Company's filings under the Exchange Act will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein or therein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. In addition, updated information will be periodically provided by the Company as required by the Securities Act and the Exchange Act. The Company, however, undertakes no obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  THE COMPANY
GENERAL

     The Company is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing, and home health care services. Established in 1978, the Company currently operates 26 senior living communities in 13 states, consisting of 14 owned communities, five leased communities, and seven managed communities, with an aggregate capacity for approximately 7,400 residents. The Company also owns 11 home health care agencies and manages four home health care agencies for third parties. At March 31, 1998, the Company's owned communities had a stabilized occupancy rate of 93%, its leased communities had a stabilized occupancy rate of 93%, and its managed communities had a stabilized occupancy rate of 96%. Approximately 89.4% and 92.3% of the Company's total revenues for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, were derived from private pay sources.

     Since 1992, the Company has experienced significant growth, primarily through the acquisition of senior living communities. The Company's revenues have grown from $17.8 million in 1992 to $94.2 million in 1997, an annual growth rate of 40%. During the same period, the Company's income from operations has grown from $2.3 million to $18.1 million, an annual growth rate of 51%. The Company intends to continue its growth by establishing senior living networks throughout the United States through a combination of (i) selective acquisitions of senior living communities, including CCRCs and assisted living residences;
(ii) development of assisted living residences, including special living units and programs for residents with Alzheimer's and other forms of dementia;(iii) expansion of existing communities; and (iv) selective development and acquisition of home health care agencies. The Company is currently developing 36 assisted living residences, with an estimated aggregate capacity for approximately 3,500 residents, is expanding or is planning to commence expansions at five of its existing communities to add capacity to accommodate a total of approximately 400 additional residents.

     The Company was incorporated under the laws of the State of Tennessee in February 1997 as a wholly-owned subsidiary of the Predecessor in anticipation of the Reorganization and the Company's initial public offering. The Company's principal executive offices are located at 111 Westwood Place, Suite 402, Brentwood, Tennessee 37027, and its telephone number at that address is (615) 221-2250.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of certain affiliated partnerships and corporations of the Company (the "Predecessor Entities"), the Predecessor, and the Company. The ratios as of and for the years ended December 31, 1993 and 1994 and the three months ended March 31, 1995 are derived from the combined financial statements of the Predecessor Entities. The ratios as of and for the nine months ended December 31, 1995 and as of and for the year ended December 31, 1996 are derived from the consolidated financial statements of the Predecessor. The ratios as of and for the three months ended March 31, 1997, as of and for the year ended December 31, 1997, and as of and for the three months ended March 31, 1998 are derived from the consolidated financial statements of the Company and include the operations of the Predecessor for the period January 1, 1997 though May 28, 1997 and the Company for the period May 29, 1997 through March 31, 1998.

                                          COMBINED                                       CONSOLIDATED
                              ---------------------------------   ----------------------------------------------------------
                                    PREDECESSOR ENTITIES                PREDECESSOR                      COMPANY
                              ---------------------------------   ------------------------    ------------------------------
                              YEARS ENDED                                             YEARS ENDED        THREE MONTHS ENDED
                              DECEMBER 31,   THREE MONTHS ENDED                       DECEMBER 31,           MARCH 31,
                              ------------       MARCH 31,        NINE MONTHS ENDED   ------------      --------------------
                              1993    1994          1995          DECEMBER 31, 1995   1996    1997      1997            1998
                              ----    ----   ------------------   -----------------   ----    ----      ----            ----
Ratio of earnings to fixed
  charges(1)(2).............  1.2x    1.0x          0.5x                1.4x          1.4x    1.3x      1.3x            1.2x

---------------

(1) The ratios of fixed earnings to combined fixed charges and preferred stock dividends is identical to the ratios of earnings to fixed charges for each period listed because the Company has not yet issued any shares of Preferred Stock.
(2) For purposes of this computation, earnings are defined as income (loss) before income taxes and extraordinary item and fixed charges (excluding capitalized interest). Fixed charges are defined as interest expensed and capitalized, amortization of capitalized financing costs, and the portion of operating lease rental expense that is representative of the interest factor. Earnings were inadequate to cover fixed charges for the three months ended March 31, 1995 by $1.2 million.

                                USE OF PROCEEDS

     Unless otherwise specified in a Prospectus Supplement that accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used to fund possible acquisitions of senior living communities and businesses engaged in activities similar or complementary to the Company's business, for the development and construction of additional assisted living residences and expansions of the Company's existing communities, and for general corporate purposes, including working capital.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, no par value per share. Currently, 11,420,860 shares of Common Stock are issued and outstanding, no shares of Preferred Stock are outstanding, and 815,500 shares of Common Stock are reserved for issuance pursuant to outstanding stock options under the Company's 1997 Stock Incentive Plan. In addition, an aggregate of 5,750,000 shares of Common Stock are reserved for issuance upon conversion of the Convertible Debentures.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election by the holders of Common Stock. The holders of Common Stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. The holders of Common Stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of the Company. The Company's Charter gives holders of Common Stock no preemptive or other subscription or conversion rights, and there are no redemption provisions with respect to such shares. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences, and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

     The Common Stock is listed on the NYSE. The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

PREFERRED STOCK

  General

     The following description of the Preferred Stock sets forth certain anticipated general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement (which terms may be different than those stated below) will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and the Board of Directors' resolution relating to each series of the Preferred Stock that will be filed with the Commission and incorporated by reference to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

     Under the Charter, the Board of Directors of the Company is authorized to establish and issue, from time to time, up to 5,000,000 shares of Preferred Stock, in one or more series, with such dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preference as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

     The Preferred Stock shall have the dividend, liquidation, redemption, and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable, and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions;
(vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund, and other rights, preferences, privileges, limitations, and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of Preferred Stock will be subordinate to those of the Company's general creditors.

     The Common Stock is listed on the NYSE. The current rules of the NYSE effectively preclude the listing on the NYSE of any securities of an issuer that has issued securities or taken other corporate action that would have the effect of nullifying, restricting, or disparately reducing the per share voting rights of holders of an outstanding class or classes of securities registered under
Section 12 of the Exchange Act. The Company does not intend to issue any additional shares of stock that would make the Common Stock ineligible for continued listing or cause the Common Stock to be delisted from the NYSE.

  Dividend Rights

     Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, holders of shares of the Preferred Stock of each series will be entitled to receive, when, as, and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, so long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of Preferred Stock (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other Preferred Stock of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption, or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock that is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

  Liquidation Preference

     In the event of any liquidation, dissolution, or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets or payment is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution or payment to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the Preferred Stock of such series and such other shares of Preferred Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

     If such payment shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution, or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution, or winding up of the Company.

  Redemption

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless the Company defaults in the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

     So long as any dividends on shares of any series of the Preferred Stock or any other series of Preferred Stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of Preferred Stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock of such series or of shares of such other series of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company.

  Conversion Rights

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

  Voting Rights

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of a majority of the shares of each series of Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) (i) authorize, create, or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution, or winding up or reclassifying any authorized stock of the Company into any such shares, or create, authorize, or issue any obligation or security convertible into or evidencing the right to purchase any such shares and (ii) to repeal, amend, or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner that materially and adversely affects the powers, preferences, voting power, or other rights or privileges of such series of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

  Transfer Agent and Registrar

     The transfer agent, dividend and redemption price disbursement agent, and registrar for shares of each series of the Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

CERTAIN PROVISIONS OF THE CHARTER, BYLAWS, AND TENNESSEE LAW

  General

     The provisions of the Charter, the Bylaws, and Tennessee statutory law described in this section may delay or make more difficult acquisitions or changes of control of the Company that are not approved by the Board of Directors. Such provisions have been implemented to enable the Company, particularly (but not exclusively) in the initial years of its existence as an independent, publicly-owned company, to develop its business in a manner that will foster its long-term growth without the disruption of the threat of a takeover not deemed by the Board of Directors to be in the best interests of the Company and its shareholders.

  Directors

     The Bylaws provide that the number of directors shall be no fewer than three nor more than fifteen, with the exact number to be established by the Board of Directors and subject to change from time to time as determined by the Board of Directors. Vacancies on the Board of Directors (including vacancies created by an increase in the number of directors) may be filled by the Board of Directors, acting by a majority of the remaining directors then in office, or by a plurality of the votes cast by the shareholders at a meeting at which a quorum is present. Officers are elected annually by and serve at the pleasure of the Board of Directors.

     The Charter and Bylaws provide that the Board of Directors is divided into three classes of as nearly equal size as possible, and the term of office of each class expires in consecutive years so that each year only one class is elected. The Charter also provides that directors may be removed only for cause and only by (i) the affirmative vote of the holders of a majority of the voting power of all the shares of the Company's capital stock then entitled to vote in the election of directors, voting together as a single class, unless the vote of a special voting group is otherwise required by law; or (ii) the affirmative vote of a majority of the entire Board of Directors then in office. The overall effect of these provisions in the Company's Charter and Bylaws may be to render more difficult a change in control of the Company or the removal of incumbent management.

  Advance Notice for Shareholder Proposals or Making Nominations at Meetings

     The Bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders of the Company and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors, or the committee of the Board of Directors designated to make nominations, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

     The notice of any shareholder proposal or nomination for election as director must set forth various information required under the Bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them.

  Amendment of the Bylaws and Charter

     The Bylaws provide that a majority of the members of the Board of Directors who are present at any regular or special meeting or, subject to greater voting requirements imposed by the Charter, the holders of a majority of the voting power of all shares of the Company's capital stock represented at a regular or special meeting have the power to amend, alter, change, or repeal the Bylaws.

     Any proposal to amend, alter, change, or repeal provisions of the Charter relating to staggered terms for directors, and limitations on the ability of shareholders to call a shareholders' meeting or to remove directors require approval by the affirmative vote of both a majority of the members of the Board of Directors then in office and the holders of three-fourths of the voting power of all of the shares of the Company's capital stock entitled to vote on the amendments. Other amendments to the Charter require the affirmative vote of both a majority of the members of the Board of Directors then in office and the holders of a majority of the voting power of all of the shares of the Company's capital stock entitled to vote on the amendments, with shareholders entitled to dissenters' rights as a result of the Charter amendment voting together as a single class. Shareholders entitled to dissenters' rights as a result of a Charter amendment are those whose rights would be materially and adversely affected because the amendment (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption; (iii) alters or abolishes a preemptive right;
(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (v) reduces the number of shares held by such holder to a fraction if the fractional share is to be acquired for cash. In general, however, under the TBCA no shareholder is entitled to dissenters' rights if the security he or she holds is listed on a national securities exchange, such as the NYSE.

  Anti-Takeover Legislation

     The Tennessee Business Combination Act (the "Combination Act") provides, among other things, that any corporation to which the Combination Act applies, including the Company, shall not engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. The Combination Act defines "business combination," generally, to mean any: (i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge, or other transfer (in one transaction or a series of transactions) of assets representing 10% or more of (A) the market value of consolidated assets, (B) the market value of the corporation's outstanding shares or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation; (vi) transaction in which the interested shareholder's proportionate share of the outstanding shares of any class of securities is increased; or (vii) financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit except proportionately as a shareholder. The Combination Act defines "interested shareholder," generally, to mean any person who is the beneficial owner, either directly or indirectly, of 10% or more of any class or series of the outstanding voting stock, or any affiliate or associate of the corporation who has been the beneficial owner, either directly or indirectly, of 10% or more of the voting power of any class or series of the corporation's stock at any time within the five year period preceding the date in question. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period if the transaction (i) complies with all applicable charter and bylaw requirements and applicable Tennessee law and (ii) is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder, or when the transaction meets certain fair price criteria. The fair price criteria include, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of (i) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest; (ii) the highest preferential amount, if any, such class or series is entitled to receive on liquidation; or (iii) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

     The Tennessee Control Share Acquisition Act (the "Acquisition Act") prohibits certain shareholders from exercising in excess of 20% of the voting power in a corporation acquired in a "control share acquisition," as defined in the Acquisition Act, unless such voting rights have been previously approved by the disinterested shareholders of the corporation. The Company has elected not to make the Acquisition Act applicable to the Company. No assurance can be given that such election, which must be expressed in a charter or bylaw amendment, will not be made in the future.

     The Tennessee Greenmail Act (the "Greenmail Act") prohibits the Company from purchasing or agreeing to purchase any of its securities, at a price in excess of fair market value, from a holder of 3% or more of any class of such securities who has beneficially owned such securities for less than two years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the Company or the Company makes an offer of at least equal value per share to all holders of shares of such class.

     The effect of the Combination Act, the Acquisition Act, and the Greenmail Act may be to render more difficult a change of control of the Company.

REGISTRATION RIGHTS

     Certain beneficial holders of shares of Common Stock issued pursuant to the Reorganization have contractual rights with respect to the registration of the sale thereof. Beginning May 30, 1998, holders of shares of Common Stock issued in the Reorganization that may not otherwise be sold pursuant to Rule 144 of the Securities Act will be entitled to two demand registrations upon the written demand to the Company to register the sale of 25% or more of such shares; provided, however, that in no event will any holder of such shares participating in such demand registrations be permitted to sell in excess of 20% of such holder's shares. In addition, until May 30, 1999, holders of shares of Common Stock issued in the Reorganization that may not otherwise be sold pursuant to Rule 144 of the Securities Act may require the Company to include all or a portion of such holder's Reorganization Shares in a registration statement filed by the Company for its own account to issue Common Stock for cash, provided, among other conditions, that the managing underwriter (if any) of such offering has the right, subject to certain conditions, to limit the number of such shares or other shares of Common Stock subject to registration rights granted by the Company included in such registration statement. In general, all fees, costs, and expenses of such registrations (other than the underwriting commissions, dealers' fees, brokers' fees, and concessions applicable to Common Stock) will be borne by the Company.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an indenture (the "Indenture") to be executed by the Company and a specified trustee (the "Trustee"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain anticipated provisions of the Indenture and the Debt Securities do not purport to be complete. The particular terms of the Debt Securities offered by any Prospectus Supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the following description. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Indenture. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement will describe certain terms of any Debt Securities offered thereby, including
(i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price; (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates;
(vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of such Debt Securities;
(viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depository for such Registered Global Security or Debt Securities; (x) certain applicable United States federal income tax consequences; (xi) any provisions relating to security for payments due under such Debt Securities; (xii) any provisions relating to the conversion or exchange of such Debt Securities into or for shares of Common Stock or Debt Securities of another series; (xiii) any provisions relating to the ranking of such Debt Securities in right of payment as compared to other obligations of the Company; (xiv) the denomiations in which such Debt Securities are authorized to be issued; (xv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; and (xvi) any other specific term of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

     The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities of any series at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause. The Company may at any time buy Debt Securities of any series on the open market.

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of any series may be exchanged for or converted into shares of Common Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto.

     The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in shares of Common Stock on any class of capital stock of the Company; (ii) subdivisions, combinations, and reclassifications of the Common Stock; (iii) the issuance to all or substantially all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion price per share) less than the then current market price; and (iv) distributions to all or substantially all holders of shares of Common Stock of evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends, and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1.0%. No adjustments in the conversion price of the Debt Securities will be made for regular quarterly or other periodic or recurring cash dividends or distributions. In the event the Company shall effect any capital reorganization or reclassification of its shares of Common Stock or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all of its assets to any other trust or corporation, the holders of the Debt Securities of any series shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each share of Common Stock into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash, or property as shall have been issuable or distributable in connection with such transaction with respect to each share of Common Stock.

     A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provisions for such an adjustment) might result in a constructive distribution to the holders of Debt Securities of such series or holders of shares of Common Stock that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to these provisions and its actions in so doing shall be final and conclusive.

     Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

     The holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date, however, must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as set forth above, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on shares of Common Stock.

OPTIONAL REDEMPTION

     The Debt Securities of any series may be subject to redemption as permitted or required by the terms of such Debt Securities on at least 30 days' prior notice by mail.

SUBORDINATION

     The indebtedness evidenced by the Debt Securities of any series may be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness (as defined). The terms, if any, on which the Debt Securities of any series may be subordinated and junior in right of payment to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness will be set forth in the Prospectus Supplement relating thereto. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debt Securities of any series or on account of the purchase or other acquisition of Debt Securities of any series, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof or with respect to the payment of any Senior Indebtedness, and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payment of principal of (and premium, if any) and interest on the Debt Securities of any series may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

     Upon any acceleration of the principal of the Debt Securities or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debt Securities of any series or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debt Securities. By reason of this provision, in the event of insolvency, holders of the Debt Securities of any series may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined to mean the principal, premium, if any, and interest on, and all other amounts payable under or in respect of, Indebtedness of the Company (other than Indebtedness owed to a subsidiary of the Company, Indebtedness of the Company that is expressly pari passu with the Debt Securities, or Indebtedness that is expressly subordinated to the Debt Securities). There is no limit on the amount of Senior Indebtedness that the Company may incur.

     "Indebtedness" with respect to any Person is defined to mean:

          (i) all indebtedness for money borrowed whether or not evidenced by a promissory note, draft, or similar instrument;

          (ii) that portion of obligations with respect to any lease that is properly classified as a liability on a balance sheet in accordance with generally accepted accounting principles;

          (iii) notes payable and drafts accepted representing extensions of credit;

          (iv) any balance owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof (except any such balance that constitutes (a) a trade payable or an accrued liability arising in the ordinary course of business or (b) a trade draft or note payable issued in the ordinary course of business in connection with the purchase of goods or services), if and to the extent such debt would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles;

          (v) tenant deposits;

          (vi) any debt of others described in the preceding clauses (i) though
     (v) that such person has guaranteed or for which it is otherwise liable;
     and

          (vii) any deferral, amendment, renewal, extension, supplement, or refunding of any of the foregoing indebtedness described in any of the preceding clauses (i) through (vi);

provided, however, that, in computing the "Indebtedness" of any Person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof and at the time of determination of such indebtedness, there shall have been deposited with a depositary in trust money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem, or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such Person.

DIVIDENDS, DISTRIBUTIONS, AND ACQUISITIONS OF COMMON STOCK

     The Company will not (i) declare or pay any dividend, or make any distribution on its Common Stock to its shareholders (other than dividends or distributions payable in Common Stock of the Company) or (ii) purchase, redeem, or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights, or options to purchase or acquire any shares of its Common Stock (other than the Debt Securities of any series or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debt Securities of any series), if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after such action. The foregoing, however, will not prevent (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provision on the date of declaration; or (ii) the Company's retirement of any of its Common Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other Common Stock.

ADDITIONAL COVENANTS

     Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relating thereto.

MODIFICATION OF THE INDENTURE

     Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to any series of Debt Securities and the rights of Holders of such series may only be modified by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. Without the consent of each Holder of any Debt Securities affected, however, an amendment, waiver, or supplement may not (i) reduce the principal of, or rate of interest on, any Debt Securities; (ii) change the stated maturity date of the principal of, or any installment of interest on, any Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debt Securities; (iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right to convert any Debt Securities; (vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement, or waiver provided for in the Indenture; or
(viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

EVENTS OF DEFAULT, NOTICE, AND WAIVER

     Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to Events of Default, notice, and waiver.

     The following are Events of Default under the Indenture with respect to any series of Debt Securities: (i) default in the payment of interest on the Debt Securities of such series when due and payable, which continues for 30 days;
(ii) default in the payment of principal of (and premium, if any) on the Debt Securities when due and payable, at maturity, upon redemption, or otherwise, which continues for five Business Days; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities of such series that continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of the Company or any subsidiary if (a) either (x) such Event of Default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such Event of Default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within ten days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10.0 million or more; and (v) certain events of bankruptcy, insolvency, or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare the Debt Securities due and payable immediately.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Debt Securities of any series, give to the Holders of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

     The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected thereby.

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

CONSOLIDATION, MERGER, SALE, OR CONVEYANCE

     The Indenture provides that the Company may merge or consolidate with, or sell or convey all, or substantially all, of its assets to any other trust or corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be any entity organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in truth, be owned by a foreign entity) and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Debt Securities of any series and the Indenture; (ii) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture.

GLOBAL SECURITIES

     The Debt Securities may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

     The specific material terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement related thereto. The Company anticipates that the following provisions will apply to all depository arrangements.

     So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee, and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

     Principal, premium, if any, and interest payments, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made directly to the owners of beneficial interests of such Global Security, except as may be limited by the terms of the resolution of the Board of Directors of the Company that authorizes such series of Debt Securities.

     The Company expects that the depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

     If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities in any of three ways: (i) directly to investors; (ii) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; or
(iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from each such sale will also be set forth in the Prospectus Supplement.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Securities offered from time to time hereby will be passed upon for the Company by Bass, Berry & Sims PLC, Nashville, Tennessee. H. Lee Barfield II, a member of Bass, Berry & Sims PLC, is a director of the Company. Mr. Barfield and his wife and children beneficially own 625,577 shares of Common Stock.

                                    EXPERTS

     The Consolidated and Combined Financial Statements of American Retirement Corporation and subsidiaries and American Retirement Communities, L.P. and its consolidated entities as of December 31, 1997 and 1996, for each of the years ended December 31, 1997 and 1996, for the three months ended March 31, 1995, and the nine months ended December 31, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the Consolidated and Combined Financial Statements contains an explanatory paragraph that refers to a change in the presentation of the cost basis of financial information for periods subsequent to a purchase business combination effected on April 1, 1995.

     The Combined Financial Statements of Freedom Group, Inc. and subsidiaries and Freedom Village of Holland, Michigan, a general partnership, as of December 31, 1997 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1997 Combined Financial Statements contains an explanatory paragraph that states that the Company has entered into an agreement and plan of merger for the merger of the Company with an unrelated party. The sale has not been finalized and no adjustments to the combined financial statements have been made.

             ======================================================
  NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                             ---------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     3
Risk Factors.........................     4
Forward-Looking Statements...........    10
The Company..........................    11
Ratios of Earnings to Fixed
  Charges............................    12
Use of Proceeds......................    12
Description of Capital Stock.........    13
Description of Debt Securities.......    19
Plan of Distribution.................    25
Legal Matters........................    25
Experts..............................    25

             ======================================================
             ======================================================

                     AMERICAN RETIREMENT CORPORATION (LOGO)
                                   SECURITIES
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                           , 1998
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the Registration Statement.

SEC registration fee........................................  $103,250
NYSE fee....................................................     *
Accounting fees and expenses................................     *
Legal fees and expenses.....................................     *
Printing and engraving expenses.............................     *
Blue Sky fees and expenses..................................     *
Transfer agent fees and expenses............................     *
Miscellaneous expenses......................................     *
                                                              --------
          Total.............................................  $  *
                                                              ========

---------------

* To be completed by amendment

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     The Charter and Bylaws of the Company provide that the Company will indemnify from liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule, or regulation adopted in lieu thereof. Additionally, the Charter provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distributions, or (iv) receiving any improper personal benefit.

     The Company has purchased a directors and officers insurance policy providing for $10.0 million in coverage for certain liabilities of the Company's directors and officers. The policy expires in May 2000.

     The proposed form of the Underwriting Agreement to be filed as Exhibit 1 to this Registration Statement contains certain provisions relating to the indemnification of the Company and its controlling persons by the Underwriters and relating to the indemnification of the Underwriters by the Company and its controlling persons.

ITEM 16.  EXHIBITS.

     (a) The following exhibits are filed as part of the Registration Statement:

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1         --  Form of Underwriting Agreement***
 2.1       --  Limited Partnership Agreement of American Retirement
               Communities, L.P., dated February 7, 1995, as amended April
               1, 1995*
 2.2       --  Articles of Share Exchange between American Retirement
               Communities, L.P., and American Retirement Corporation,
               dated March 31, 1995 (including attached Plan and Agreement of Share Exchange)*
 2.3       --  Reorganization Agreement, dated February 28, 1997*
 4.1       --  Specimen Common Stock certificate*
 4.2       --  Article 8 of the Charter of the Registrant*
 4.3       --  Form of Indenture between the Company and IBJ Schroder Bank and Trust Company, as Trustee, relating to the 5 3/4%
               Convertible Subordinated Debentures Due 2002 of the
               Company**
 4.4       --  Form of Indenture between the Company and           , as
               Trustee, relating to the Debt Securities that are, among
               other securities, the subject of this Registration
               Statement***
 5         --  Opinion of Bass, Berry & Sims PLC
12         --  Computation of ratios of earnings to fixed charges
23.1       --  Consent of KPMG Peat Marwick LLP
23.2       --  Consent of KPMG Peat Marwick LLP
23.3       --  Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
24         --  Power of Attorney (included on page II-4)

---------------

   * Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333-23197).
  ** Incorporated by reference to the Registrant's Registration Statement on
     Form S-1 (Registration No. 333-34339).
 *** To be filed by amendment.

     (b) Financial Statement Schedules

          Not applicable

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that clauses (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3, and the information required to be included in the post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on this 29th day of May, 1998.

                                          AMERICAN RETIREMENT CORPORATION

                                          By:       /s/ W.E. SHERIFF
                                            ------------------------------------
                                                        W.E. Sheriff
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature to the Registration Statement appears below hereby constitutes and appoints W.E. Sheriff and George T. Hicks, and each of them, with full power to act without the other, as his or her attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto), and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and each of them full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorney-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                  /s/ W.E. SHERIFF                     Chairman and Chief Executive        May 29, 1998
-----------------------------------------------------    Officer (Principal Executive
                    W.E. Sheriff                         Officer)

                 /s/ GEORGE T. HICKS                   Executive Vice President --         May 29, 1998
-----------------------------------------------------    Finance, Chief Financial
                   George T. Hicks                       Officer (Principal Financial
                                                         and Accounting Officer)

               /s/ H. LEE BARFIELD II                              Director                May 29, 1998
-----------------------------------------------------
                 H. Lee Barfield II

              /s/ JACK O. BOVENDER, JR.                            Director                May 29, 1998
-----------------------------------------------------
                Jack O. Bovender, Jr.

                /s/ FRANK M. BUMSTEAD                              Director                May 29, 1998
-----------------------------------------------------
                  Frank M. Bumstead

              /s/ CHRISTOPHER J. COATES                            Director                May 29, 1998
-----------------------------------------------------
                Christopher J. Coates

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                                                                   Director
-----------------------------------------------------
                   Robin G. Costa

                /s/ CLARENCE EDMONDS                               Director                May 29, 1998
-----------------------------------------------------
                  Clarence Edmonds

            /s/ JOHN A. MORRIS, JR., M.D.                          Director                May 29, 1998
-----------------------------------------------------
              John A. Morris, Jr., M.D.

               /s/ DANIEL K. O'CONNELL                             Director                May 29, 1998
-----------------------------------------------------
                 Daniel K. O'Connell

                 /s/ NADINE C. SMITH                               Director                May 29, 1998
-----------------------------------------------------
                   Nadine C. Smith

              /s/ LAWRENCE J. STUESSER                             Director                May 29, 1998
-----------------------------------------------------
                Lawrence J. Stuesser

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1         --  Form of Underwriting Agreement***
 2.1       --  Limited Partnership Agreement of American Retirement
               Communities, L.P., dated February 7, 1995, as amended April
               1, 1995*
 2.2       --  Articles of Share Exchange between American Retirement
               Communities, L.P., and American Retirement Corporation,
               dated March 31, 1995 (including attached Plan and Agreement of Share Exchange)*
 2.3       --  Reorganization Agreement, dated February 28, 1997*
 4.1       --  Specimen Common Stock certificate*
 4.2       --  Article 8 of the Charter of the Registrant*
 4.3       --  Form of Indenture between the Company and IBJ Schroder Bank and Trust Company, as Trustee, relating to the 5 3/4%
               Convertible Subordinated Debentures Due 2002 of the
               Company**
 4.4       --  Form of Indenture between the Company and           , as
               Trustee, relating to the Debt Securities that are, among
               other securities, the subject of this Registration
               Statement***
 5         --  Opinion of Bass, Berry & Sims PLC
12         --  Computation of ratios of earnings to fixed charges
23.1       --  Consent of KPMG Peat Marwick LLP
23.2       --  Consent of KPMG Peat Marwick LLP
23.3       --  Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
24         --  Power of Attorney (included on page II-4)

---------------

   * Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 333-23197).
  ** Incorporated by reference to the Registrant's Registration Statement on
     Form S-1 (Registration No. 333-34339).
 *** To be filed by amendment.